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                                                                    EXHIBIT 99.1
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                                                     Chiquita
                                                     Brands
                                                     International

NEWS RELEASE

CONTACTS:
News Media:       Michael Mitchell, 513-784-8959, mmitchell@chiquita.com
Investors:        James Riley, 513-784-6307, jriley@chiquita.com, or
                  Monique Wise, 513-784-8935, mwise@chiquita.com


                      CHIQUITA BRANDS INTERNATIONAL TO SELL
                           PROCESSED FOODS SUBSIDIARY
       Chiquita Sharpens Strategic Focus on Core Business and Reduces Debt

         CINCINNATI - March 6, 2003 - Chiquita Brands International, Inc. (NYSE:
CQB) and Seneca Foods Corp. (NASDAQ: SENEA; SENEB) announced today that they have signed a definitive agreement for Chiquita to sell all of the equity interests in its vegetable canning subsidiary, Chiquita Processed Foods, L.L.C.
(CPF), to Seneca for approximately $125 million in cash and stock, plus the assumption of debt. Separately, Seneca announced that it has signed a memorandum of understanding for Lakeside Foods, Inc. to purchase four CPF facilities in the Midwest from Seneca.
         "The sale of CPF will be a major milestone in the strategic plan announced to investors in September 2002," said Cyrus Freidheim, Chiquita's chairman and chief executive officer. "This transaction will allow us to significantly reduce our debt and to sharpen our focus on delivering the cost savings and operational improvements we have targeted in our core fresh produce business."
         The purchase price paid to Chiquita will consist of $110 million in cash and approximately 968,000 shares of Seneca preferred stock that will be convertible into an equal number of shares of Seneca series A common stock, which closed on the NASDAQ at $16.47 per share on March 6, 2003. Seneca will also assume CPF's debt, which amounted to $81 million at Dec. 31, 2002. Chiquita will use the cash proceeds primarily to reduce debt. The transaction is subject to certain conditions, including regulatory approval.

                                    - more -

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Chiquita Brands International
Sale of Chiquita Processed Foods
Page 2 of 2


         Chiquita Processed Foods, which operates 12 U.S. processing plants in the upper Midwest and West, had sales and operating income of $404 million and $8 million, respectively, in 2002 and $417 million and $9 million, respectively, in 2001. CPF grew out of a series of five acquisitions the company completed from 1992 to 1999. Chiquita anticipates that it will realize a gain of approximately $10 million on the transaction.
         Under its memorandum of understanding with Seneca, Lakeside will purchase from Seneca certain of the CPF assets acquired from Chiquita, including plants in New Richmond and Eden, Wis., and Owatonna, Minn. Lakeside will also acquire a CPF distribution center in Poynette, Wis., and CPF's share of a sauerkraut joint venture plant at the same location.
         "Seneca is pleased with its proposed acquisition, given our strategy of focusing on canned foods processing," said Kraig Kayser, Seneca's president and chief executive officer. "This acquisition will make us more efficient and better able to serve our customers. In addition, we intend to keep open four facilities that CPF had announced it was closing."
         Douglas Quick, Lakeside's president and chief executive officer, said, "We are pleased with the opportunity that our proposed asset purchase provides us to serve the rapidly changing retail and food service industry. It will be good for current and future Lakeside customers."
         Chiquita Brands International is a leading international marketer, producer and distributor of high-quality fresh and processed foods. The company's Chiquita Fresh division is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. Sold primarily under the premium Chiquita(R) brand, the company also distributes and markets a variety of other fresh fruits and vegetables. Additional information is available at WWW.CHIQUITA.COM.